EXHIBIT 99.1

Atrion Reports Second Quarter Results

ALLEN, Texas, Aug. 07, 2018 (GLOBE NEWSWIRE) -- Atrion Corporation (NASDAQ: ATRI) today announced that for the second quarter ended June 30, 2018 revenues totaled $38.8 million compared with $36.2 million for the same period in 2017. Net income for the second quarter of 2018 totaled $8.8 million as compared to $10.0 million for the same period in 2017, with diluted earnings per share for the second quarter of 2018 at $4.74 compared to $5.40 in the second quarter of 2017.

Commenting on the Company’s results for the second quarter of 2018 compared to the same period last year, David A. Battat, President & CEO, said, “Revenues were up 7% with most major products contributing to this solid performance, and operating income increased 11%.” Mr. Battat continued, “Our effective tax rate in the second quarter of 2018 was 22% compared to 5% in the comparable 2017 period largely due to significantly lower tax benefits from stock compensation.  If we excluded those benefits in both periods, our income per diluted share in the 2018 period would have been $4.70 compared to $3.79 in the 2017 quarter."  Mr. Battat concluded, “Manufacturing efficiencies and disciplined cost control resulted in operating income constituting 29% of revenues in the current year quarter compared to 28% in the second quarter of 2017. During the quarter, we added $3.5 million to our cash and short and long term investments bringing the total to $82.4 million as of June 30, 2018. We continue to be debt free.”

Atrion Corporation develops and manufactures products primarily for medical applications.  The Company’s website is www.atrioncorp.com.

Contact:     Jeffery Strickland
                   Vice President and Chief Financial Officer
                   (972) 390-9800

ATRION CORPORATION
UNAUDITED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Revenues	$38,847	$36,164	$78,248	$74,669
Cost of goods sold	19,624	18,470	40,074	38,344
Gross profit	19,223	17,694	38,174	36,325
Operating expenses	7,957	7,519	15,542	14,823
Operating income	11,266	10,175	22,632	21,502

Interest and dividend income	411	370	742	519
Other investment income (loss)	(408)	--	(1,197)	1
Income before income taxes	11,269	10,545	22,177	22,022
Income tax provision	(2,472)	(519)	(4,892)	(2,046)
Net income	$8,797	$10,026	$17,285	$19,976

Income per basic share	$4.75	$5.44	$9.33	$10.86

Weighted average basic shares outstanding	1,852	1,844	1,853	1,839

Income per diluted share	$4.74	$5.40	$9.31	$10.76

Weighted average diluted shares outstanding	1,857	1,858	1,856	1,856

ATRION CORPORATION
CONSOLIDATED BALANCE SHEETS
(In thousands)

	June 30,	Dec. 31,
ASSETS	2018	2017
	(Unaudited)
Current assets:
Cash and cash equivalents	$36,063	$30,136
Short-term investments	24,176	35,468
Total cash and short-term investments	60,239	65,604
Accounts receivable	18,269	17,076
Inventories	32,503	29,354
Prepaid expenses and other	2,919	3,199
Total current assets	113,930	115,233

Long-term investments	22,208	9,136

Property, plant and equipment, net	69,572	66,369
Other assets	13,072	13,042

	$218,782	$203,780

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities	10,331	9,622
Line of credit	--	--
Other non-current liabilities	10,394	9,770
Stockholders’ equity	198,057	184,388

	$218,782	$203,780

NON-GAAP FINANCIAL MEASURE RECONCILIATION
(In thousands, except per share data)

Included in our news release is a non-GAAP financial measure that is calculated by excluding certain tax benefits that are included in financial measures determined in accordance with GAAP.  We have provided this non-GAAP measure as an additional tool for investors to better understand our operating results and to facilitate a comparison of the periods shown.  This measure should be considered in addition to, rather than as a substitute for, GAAP measures of the Company's performance.  The table below provides a reconciliation of this non-GAAP financial measure with the most directly comparable GAAP financial measure.

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
GAAP net income	$8,797	$10,026	$17,285	$19,976
Tax benefit related to employee stock compensation	67	2,983	90	5,253
Adjusted non-GAAP net income	$8,730	$7,043	$17,195	$14,723

Weighted average diluted shares outstanding	1,857	1,858	1,856	1,856

Adjusted non-GAAP income per diluted share	$4.70	$3.79	$9.27	$7.93

GAAP income per diluted share	$4.74	$5.40	$9.31	$10.76